DREYFUS INVESTMENT FUNDS

CERTIFICATE OF AMENDMENT

Dreyfus Investment Funds (the "Trust"), a business trust formed by an Agreement and Declaration of Trust dated August 13, 1986, as amended, pursuant to the laws of the Commonwealth of Massachusetts, hereby certifies to the Secretary of State of the Commonwealth of Massachusetts that:

FIRST:  The Agreement and Declaration of Trust of the Trust is hereby amended by striking out Article I, Section 1.1 and inserting in lieu thereof the following:

"Section 1.  Name.  This Trust shall be known as

'BNY Mellon Investment Funds I.'"

SECOND:  The Agreement and Declaration of Trust of the Trust is hereby further amended to provide that the names of the following series of the Trust, previously duly authorized by the Board of Trustees of the Trust, are changed as follows:

Old Name of Series	New Name of Series
Dreyfus Diversified Emerging Markets Fund	BNY Mellon Diversified Emerging Markets Fund
Dreyfus Tax Sensitive Total Return Bond Fund	BNY Mellon Tax Sensitive Total Return Bond Fund
Dreyfus/The Boston Company Small Cap Growth Fund	BNY Mellon Small Cap Growth Fund
Dreyfus/The Boston Company Small Cap Value Fund	BNY Mellon Small Cap Value Fund
Dreyfus/The Boston Company Small/Mid Cap Growth Fund	BNY Mellon Small/Mid Cap Growth Fund
Dreyfus/Newton International Equity Fund	BNY Mellon International Equity Fund
Dreyfus/Standish Global Fixed Income Fund	BNY Mellon Global Fixed Income Fund

THIRD:  The amendments to the Agreement and Declaration of Trust herein made were duly approved by at least a majority of the Trustees of the Trust at a meeting held on February 28, 2019 pursuant to Article IX, Section 9.3 of the Agreement and Declaration of Trust, to be effective as of
June 3, 2019, or such other date as the appropriate officers of the Trust shall determine.

IN WITNESS WHEREOF, Dreyfus Investment Funds has caused Certificate of Amendment to be signed in its name and on its behalf by the undersigned Vice President of the Trust.

DREYFUS INVESTMENT FUNDS

/s/Jeff Prusnofsky

Jeff Prusnofsky

Vice President

Address of Trust:

240 Greenwich Street

18th Floor

New York, New York  10286

Address of Resident Agent:

C T Corporation System
155 Federal Street

Suite 700

Boston, Massachusetts  02110

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 28th day of February, 2019, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/Sarah  Kelleher

Notary Public